
                                                                                                         Exhibit 12.1
Marsh & McLennan Companies, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
(In millions, except ratios)


                                                Nine
                                               Months
                                                Ended
                                            September 30,                    Years Ended December 31,
                                                          ------------------------------------------------------------
                                                 2002
                                              (Unaudited)      2001       2000        1999(1)     1998      1997(2)


Earnings
Income before income taxes and minority
     interest                                   $1,660       $1,590       $1,955       $1,255     $1,305       $715

Interest expense                                   118          196          247          233        140        107

Portion of rents representative of
the interest factor                                 91          121          120          121        104         88

Amortization of capitalized interest                 -            -            -            1          1          1
                                                ------      -------       ------      ------     ------       -----

                                                $1,869       $1,907       $2,322       $1,610     $1,550       $911
                                                ------      -------       ------      ------     ------       -----
Fixed Charges
Interest expense                                  $118         $196       $  247      $   233     $  140       $107

Portion of rents representative of
the interest factor                                 91          121          120          121        104         88
                                                ------      -------       ------      ------     ------       -----

                                                  $209         $317         $367         $354       $244       $195
                                                ------      -------       ------      ------     ------       -----

Ratio of Earnings to Fixed Charges                 8.9          6.0          6.3          4.5        6.4        4.7



(1) For the year ended December 31, 1999, income before income taxes included a $337 million special charge related to the acquisition and integration of Sedgwick. Excluding that charge, the ratio of earnings to fixed charges would have been 5.5.

(2) For the year ended December 31, 1997, income before income taxes included a $244 million special charge related to the Johnson & Higgins integration, London real estate and the disposal of certain assets. Excluding that charge, the ratio of earnings to fixed charges would have been 5.9.